Exhibit 99

Allstate Reports 2008 First Quarter Results

High Catastrophe Losses Offset Strong Underwriting Results;

Net Income Affected by Investment Valuations

NORTHBROOK, Ill., April 23, 2008 — The Allstate Corporation (NYSE: ALL) today reported results for the first quarter of 2008:

	Consolidated Highlights
	Three Months Ended March 31,
			Change
(in millions, except per share amounts and ratios)	Est. 2008	2007	$ Amt	%
Consolidated revenues	$8,087	$9,331	$(1,244)	(13.3)
Net income	348	1,495	(1,147)	(76.7)
Net income per diluted share	0.62	2.41	(1.79)	(74.3)
Operating income*	747	1,197	(450)	(37.6)
Operating income per diluted share*	1.33	1.93	(0.60)	(31.1)
Return on equity	16.3	23.6	—	(7.3	) pts.
Operating income return on equity*	16.6	24.3	—	(7.7	) pts.
Book value per share	36.45	36.54	(0.09)	(0.2)
Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities*	37.37	34.93	2.44	7.0
Catastrophe losses	568	161	407	—
Property-Liability combined ratio	94.0	84.6	—	9.4	pts.
Property-Liability combined ratio excluding the effect of catastrophes and prior year reserve reestimates (“underlying combined ratio”)*	85.8	84.1	—	1.7	pts.

“Catastrophe losses offset the solid underlying performance of our insurance operations, where profitability exceeded the full year outlook we provided in January,” said Thomas J. Wilson, president, chief executive officer and chairman-elect of The Allstate Corporation. “Continued strong operating results enabled us to deliver a 16.6% operating income return on shareholders’ equity over the last 12 months.”

High catastrophe losses fueled by an unusual number of tornados contributed to a decline in the Corporation’s operating income to $747 million, down $450 million compared to the first quarter of 2007.  Catastrophe losses for the quarter were $568 million, a $407 million increase over the first quarter of 2007.  Operating income for the quarter also reflected a $107 million decline in favorable non-catastrophe reserve re-estimates to $16 million from $123 million in the same quarter of 2007.  For the quarter, the Property-Liability underlying combined ratio, which excludes the effects of catastrophes and prior year reserve re-estimates, was 85.8.  Allstate Financial experienced a $13 million decline in operating income compared to the same quarter prior year due to dividends paid last year, negative effects on investment spread by raising liquidity levels, and slightly unfavorable mortality levels.

*Measures used in this release that are not based on accounting principles generally accepted in the United States (“non-GAAP”) are defined and reconciled to the most directly comparable GAAP measure and operating measures are defined in the “Definitions of Non-GAAP and Operating Measures” section of this document.

Net income for the quarter was $348 million, down from $1.5 billion in the first quarter of 2007, reflecting lower operating income and realized capital losses stemming from the current condition of the global capital markets. “Our investment portfolio is diversified and high quality,” Wilson said. “While we did write down the value of our fixed income securities by $347 million, the majority of those securities are performing in accordance with contractual or expected cash flows.”

“Our cash flow and capital position remains strong and we continued our share repurchase program,” Wilson said. Book value per share was $36.45, comparable to the first quarter of 2007. Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities, was $37.37, an increase of 7.0% from the first quarter last year.

Consumer Focus

“Our unique mix of innovative products continues to differentiate us from the competition,” Wilson said. In addition to Allstate® Your Choice Auto Insurance (YCA), the company’s innovative auto insurance product, Allstate offers a number of consumer-focused products to attract new customers:

•                  Allstate’s product offering for higher risk drivers, Allstate BlueSM, was introduced in Arizona in the quarter, bringing the total number of states in which the product is available to 13.

•                  Encompass EdgeSM, a new product sold through independent agents, contributed to positive premium written growth in the brand’s standard auto line. The product was introduced in four states in the quarter, bringing the total number of states in which Encompass EdgeSM is available to 16.

•                  Allstate® Your Choice Home, the Company’s unique homeowners insurance product, is now available in 17 states.

•                  Allstate Financial is preparing to launch a new line of target date mutual funds that will add to the number of consumer-friendly retirement products available through Allstate personal financial representatives. Approximately two-thirds of Allstate’s agency force is licensed to sell mutual funds and variable annuities.

Operational Excellence

“Operating excellence is the key to our success and is one of our core capabilities. Our balanced strategy of target marketing to high lifetime value customers, broad suite of innovative products, disciplined pricing and customer service is working in very competitive markets,” Wilson said.

The company completed the countrywide expansion of the Ballpark Estimating Tool during the quarter, enabling consumers to get on-line auto insurance premium estimates in 2-3 minutes. As part of an effort to integrate Allstate’s distribution channels, every Allstate-provided agency website now links to the Ballpark Estimating Tool. The company continued investments in claims and distribution systems aimed at improving customer service and loyalty.

During the quarter, Allstate adjusted pricing where needed and appropriate for an average rate increase of 4.5% for standard auto and 10.9% for homeowners in the states where rates were approved.

Capital Management

“We remain focused on balancing three objectives: investing in the business to ensure future competitiveness, remaining financially strong for policyholders and returning capital to shareholders,” Wilson said.

In February, Allstate announced a quarterly dividend of $0.41 per share, representing a 7.9% increase over the first quarter 2007 dividend.  The announcement marked the 14th consecutive year that Allstate increased its dividend. In the first quarter, the Corporation repurchased 8.8 million shares for $424 million, completing its $4.0 billion share repurchase program, and beginning a new $2.0 billion share repurchase program announced in February that is expected to be completed by March 31, 2009.

People

“People are the key to our success. It is the experience of our leadership team, the talent of our employees, and the dedication of our agency owners and their staff that will enable us to achieve our goal of reinventing protection and retirement for the consumer,” Wilson said.  Allstate added to its senior management team in March when James DeVries joined the company as senior vice president of human resources, replacing Joan Crockett who retired after 35 years of service.

Outlook

“Our unique innovative products, disciplined pricing, financial strength and experienced management team give us an edge over the competition,” continued Wilson. “We believe this environment, while challenging, plays to Allstate’s strengths.”

Although auto frequency was lower in the first quarter, Allstate is leaving in place the expectation that its Property-Liability combined ratio, excluding the effect of catastrophes and prior year reserve re-estimates, will be within the range of 87.0 and 89.0 for the full year 2008. The company will continue to monitor results and, if appropriate, will revise its 2008 combined ratio outlook.

PERFORMANCE HIGHLIGHTS

Consolidated

•                  Consolidated revenues were $8.1 billion in the quarter, a decline from $9.3 billion in the first quarter of 2007, reflecting net realized capital losses in the current year compared to net realized capital gains in the first quarter of 2007.

•                  Operating income per diluted share was $1.33 in the quarter, a decline from $1.93 in the first quarter of 2007, reflecting higher catastrophe losses, representing $0.48 of the decline, and the effects of lower favorable prior year non-catastrophe reserve reestimates representing $0.11 of the decline.

•                  Net income per diluted share was $0.62 in the quarter, a decline from $2.41 in the first quarter of 2007, reflecting after-tax net realized capital losses in the current year quarter compared to net realized capital gains in the first quarter of 2007, representing $1.25 of the decline, and lower operating income, representing $0.60 of the decline.

BUSINESS HIGHLIGHTS

(in millions, except ratios)	Three months ended March 31,
	Est. 2008	2007	% Change
Property-Liability
Premiums written	$6,514	$6,609	(1.4)
Underwriting income*	408	1,046	(61.0)
Net income	503	1,349	(62.7)
Combined Ratio	94.0	84.6	9.4 pts

Allstate Financial
Premiums and deposits*	$3,046	$2,628	15.9
Operating income	143	156	(8.3)
Net (loss) income	(111)	164	(167.7)

Investments
Net investment income	$1,526	$1,571	(2.9)
Realized capital gains and losses	(655)	471	—

Property-Liability

•                  Property-Liability premiums written declined 1.4% from the first quarter of 2007 reflecting a 0.6% increase in Allstate brand standard auto premiums written* offset by a decline in homeowners premiums written due to catastrophe management actions including the increased cost of the catastrophe reinsurance program.  The cost of the catastrophe reinsurance program was $227 million in the first quarter of 2008 compared to $216 million in the first quarter of 2007.  We estimate that the total annualized cost of all catastrophe reinsurance programs for the year beginning June 1, 2008 will be approximately $660 million compared to approximately $900 million per year for the year beginning June 1, 2007.

•                  Allstate brand standard auto premiums written grew 0.6% in the first quarter of 2008 compared to the prior year quarter.  Contributing to the overall change were the following:

–                 0.1% decrease in policies in force (“PIF”)

–                 0.8 point decline in the six month renewal ratio to 88.9%

–                 1.9% increase in six month average premium before reinsurance to $428

–                 13.7% decrease in new issued applications

•                  Allstate brand homeowners premiums written declined 2.3% in the first quarter of 2008, compared to the prior year quarter, primarily due to our catastrophe risk management actions.  Contributing to the overall change were the following:

–                 3.9% decrease in PIF

–                 0.3 point increase in the twelve month renewal ratio to 86.7%

–                 2.4% increase in twelve month average premium before reinsurance to $867

–                 28.2% decrease in new issued applications

•                  Standard auto property damage frequencies decreased 2.4% and bodily injury frequencies decreased 6.5% compared to the first quarter of 2007.  Auto property damage and bodily injury paid severities increased 4.1% and 8.6%, respectively.  The Allstate brand standard auto loss ratio increased 1.9 points compared to the first quarter of 2007 to 65.5 in the first quarter of 2008, due to increased catastrophe losses and the absence of prior year reserve reestimates.

•                  Homeowners gross claim frequency excluding catastrophes increased 1.5% compared to the first quarter of 2007.  Homeowners paid severity excluding catastrophes increased 3.1% compared to the first quarter of 2007.  The Allstate brand homeowners loss ratio increased 25.0 points compared to the first quarter of 2007 to 80.2 in the first quarter of 2008, largely attributable to higher catastrophes. The effect of catastrophe losses on the Allstate brand homeowners loss ratio totaled 29.7 in the first quarter of 2008 compared to 8.3 in the first quarter of 2007.

•                  Property-Liability prior year reserve reestimates for the first quarter of 2008 were an unfavorable $101 million, compared to favorable prior year reserve reestimates of $129 million in the first quarter of 2007.  The unfavorable prior year reserve reestimates for the quarter were primarily related to catastrophes totaling $117 million, as discussed below.

•                  Catastrophe losses for the quarter totaled $568 million, compared to $161 million in the first quarter of 2007, impacting the combined ratio by 8.4 points in the quarter and 2.4 points in the first quarter of 2007.  This increase was primarily related to severe winter weather experienced across the country, including tornado activity, resulting in 27 catastrophe events in the first quarter of 2008 compared to 18 in the first quarter of 2007.  Catastrophe losses, excluding prior year reserve reestimates, were $451 million in the quarter compared to $167 million in the first quarter of 2007.  Unfavorable reserve reestimates related to catastrophes from prior years totaled $117 million in the quarter, impacting the combined ratio by 1.7 points, primarily related to litigation in Louisiana for Hurricane Katrina, compared to favorable reserve reestimates related to catastrophes from prior years of $6 million in the first quarter of 2007.

•                  Underwriting income was $408 million during the first quarter of 2008 compared to $1.0 billion in the same period of 2007.  The decrease was primarily due to higher catastrophe losses and an unfavorable change in prior year reserve reestimates.

•                  Allstate expects the Property-Liability underlying combined ratio will be within the range of 87.0 and 89.0 for the full year 2008.  The calculation of the underlying combined ratio for the three months ended March 31 is shown in the table below.

	Three months ended March 31,
	Est. 2008	2007
Combined ratio excluding the effect of catastrophes and prior year reserve reestimates (“underlying combined ratio”)	85.8	84.1
Effect of catastrophe losses	8.4	2.4
Effect of prior year non-catastrophe reserve reestimates	(0.2)	(1.9)
Combined ratio (GAAP)	94.0	84.6

Effect of prior year catastrophe reserve reestimates	1.7	—

Allstate Financial

•                  Premiums and deposits in the first quarter of 2008 were $3.0 billion, an increase of 15.9% from the prior year quarter.  This increase is primarily due to deposits on institutional products during the first quarter of 2008 and increased premiums on life products.

•                  Operating income for the first quarter of 2008 was $143 million, $13 million lower than the prior year quarter.  The decline was primarily due to lower investment spread, slightly unfavorable mortality levels and slightly increased operating expenses.  Favorably impacting operating income was lower amortization of deferred acquisition costs (“DAC”) and the absence of a prior year litigation settlement.  The decline in investment spreads was driven by lower net investment income resulting from lower investment balances reflecting dividends paid by Allstate Life Insurance Company in 2007, increased short-term investment balances to offset reduced liquidity in some asset classes, and lower investment yields.

•                  Net loss for the first quarter of 2008 was $111 million compared to net income of $164 million in the prior year quarter.  The decline was due to net realized capital losses, lower operating income and a loss on disposition of operations.  Net realized capital losses were driven by $209 million in impairment write-downs, $202 million decline in the valuation of derivative instruments, which includes the change in fair value of embedded options (derivatives) in equity-linked notes and convertible bonds, and $66 million in dispositions.  For further information on write-downs and the valuation of derivative instruments, see the Realized Capital Gains and Losses Analysis section.

Investments

•                  Net realized capital losses were $655 million on a pre-tax basis for the quarter, due to $415 million of impairment write-downs and $300 million of net losses related to the settlement and valuation of derivative instruments, partly offset by net gains totaling $60 million on dispositions.

•                  Impairment write-downs totaled $415 million, comprised $347 million on fixed income securities, primarily related to residential mortgages and other structured securities, $52 million on equity securities, $13 million on limited partnership interests and $3 million on other investments.  Approximately 70% of the fixed income write-downs relate to impaired securities that are currently performing in line with anticipated or contractual cash flows, but which were written down primarily because of expected deterioration in the performance of the underlying collateral. The remaining 30% are primarily related to securities currently experiencing a significant departure from anticipated residual cash flows.

For further information on the types of securities experiencing write-downs, see the Realized Capital Gains and Losses Analysis section.

•                  Net realized capital losses on the valuation and settlement of derivative instruments totaled $300 million for the quarter, primarily comprised $162 million for the valuation of embedded equity options in fixed income securities and $105 million for the valuation of risk reduction programs.  For further information on the impact from the valuation and settlement of derivatives, see the Realized Capital Gains and Losses Analysis section.

•                  Allstate’s investment portfolios totaled $115.5 billion as of March 31, 2008, a decline of $3.5 billion from the end of 2007, due to unrealized net capital losses and net realized capital losses.

•                  Unrealized net capital losses totaled $570 million as of March 31, 2008, compared to unrealized net capital gains of $1.9 billion at December 31, 2007.  The decline was primarily due to unrealized net capital losses on investment grade fixed income securities as the yields supporting fair values increased, resulting from widening credit spreads that more than offset the effects of declining risk free interest rates, and lower unrealized net capital gains on equity securities totaling $598 million.  As of March 31, 2008, unrealized net capital losses in our asset-backed securities (“ABS”) and commercial mortgage-backed securities (“CMBS”) totaled $1.5 billion and $868 million, respectively, partly offset by unrealized net capital gains on U.S. government and agencies securities totaling $1.0 billion, municipal securities of $342 million and equity securities of $392 million.  We continue to experience volatility in the balance of our unrealized net capital gains and losses as we did between the years 2004/2005 and 2006/2007.  For further information on our sub-prime residential and commercial mortgage loan portfolio, see the Securities Experiencing Illiquid Markets section.

•                  Net investment income decreased 2.9% to $1.5 billion compared to the prior year quarter.  Property-Liability net investment income decreased 4.3% to $470 million, compared to the prior year quarter, due to decreased income on limited partnership interests, lower average asset balances and portfolio yields.  Allstate Financial net investment income declined 3.3% to $1.0 billion, compared to the prior year quarter, due to lower portfolio yields and lower average asset balances, partly offset by increased income from limited partnership interests.

THE ALLSTATE CORPORATION

CONSOLIDATED AND SEGMENT HIGHLIGHTS

	Three Months Ended March 31,
($ in millions, except per share amounts,	Est.			Percent
return data and ratios)	2008	2007	Change	Change

Consolidated Highlights
Revenues	$8,087	$9,331	(1,244)	(13.3)
Net income	348	1,495	(1,147)	(76.7)
Operating income	747	1,197	(450)	(37.6)
Income per diluted share
Net	0.62	2.41	(1.79)	(74.3)
Operating	1.33	1.93	(0.6)	(31.1)
Weighted average shares outstanding (diluted)	561.6	621.6	(60.0)	(9.7)
Net shares outstanding	554.1	610.9	(56.8)	(9.3)
Return on equity
Net income	16.3	23.6	—	(7.3	) pts.
Operating income	16.6	24.3	—	(7.7	) pts.
Book value per diluted share	36.45	36.54	(0.1)	(0.2)
Book value per diluted share, excluding the impact of unrealized net capital gains and losses on fixed income securities	37.37	34.93	2.44	7.0

Property-Liability Highlights
Property-Liability premiums written	$6,514	$6,609	(95)	(1.4)
Property-Liability revenues	7,040	7,741	(701)	(9.1)
Net income	503	1,349	(846)	(62.7)
Underwriting income	408	1,046	(638)	(61.0)
Net investment income	470	491	(21)	(4.3)
Operating income	629	1,062	(433)	(40.8)
Catastrophe losses	568	161	407	—
Ratios:
Allstate Protection loss ratio	69.1	61.1	—	8.0	pts.
Allstate Protection expense ratio	24.8	24.1	—	0.7	pts.
Allstate Protection combined ratio	93.9	85.2	—	8.7	pts.
Effect of Discontinued Lines and Coverages on combined ratio	0.1	(0.6)	—	0.7	pts.
Property-Liability combined ratio	94.0	84.6	—	9.4	pts.
Effect of catastrophe losses on combined ratio	8.4	2.4	—	6.0	pts.
Property-Liability combined ratio excluding effect of catastrophes	85.6	82.2	—	3.4	pts.
Effect of prior year reserve reestimates on combined ratio	1.5	(1.9)	—	3.4	pts.
Effect of catastrophe losses included in prior year reserve reestimates on combined ratio	(1.7)	—	—	(1.7	) pts.
Property-Liability combined ratio excluding effect of catastrophes and prior year reserve reestimates	85.8	84.1	—	1.7	pts.

Allstate Financial Highlights
Premiums and deposits	$3,046	$2,628	418	15.9
Allstate Financial revenues	1,035	1,556	(521)	(33.5)
Realized Capital Gains and Losses (Pre-tax)	(432)	23	(455)	—
Net (loss) income	(111)	164	(275)	(167.7)
Operating income	143	156	(13)	(8.3)
Net Income Analysis
Benefit spread	111	110	1	0.9
Investment spread	253	264	(11)	(4.2)

Investment Highlights
Net Investment Income	$1,526	$1,571	(45)	(2.9)
Realized Capital Gains and Losses (Pre-tax)	(655)	471	(1,126)	—
Total Investments	115,470	122,382	(6,912)	(5.6)

THE ALLSTATE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	Est.		Percent
($ in millions, except per share data)	2008	2007	Change

Revenues
Property-liability insurance premiums	$6,764	$6,806	(0.6)
Life and annuity premiums and contract charges	452	483	(6.4)
Net investment income	1,526	1,571	(2.9)
Realized capital gains and losses	(655)	471	—
Total revenues	8,087	9,331	(13.3)

Costs and expenses
Property-liability insurance claims and claims expense	4,676	4,117	13.6
Life and annuity contract benefits	397	428	(7.2)
Interest credited to contractholder funds	624	649	(3.9)
Amortization of deferred policy acquisition costs	1,075	1,153	(6.8)
Operating costs and expenses	792	727	8.9
Restructuring and related charges	(1)	(1)	—
Interest expense	88	72	22.2
Total costs and expenses	7,651	7,145	7.1

Loss on disposition of operations	(9)	—	—

Income from operations before income tax expense	427	2,186	(80.5)

Income tax expense	79	691	(88.6)

Net income	$348	$1,495	(76.7)

Net income per share - Basic	$0.62	$2.42

Weighted average shares - Basic	558.9	616.8

Net income per share - Diluted	$0.62	$2.41

Weighted average shares - Diluted	561.6	621.6

Cash dividends declared per share	$0.41	$0.38

THE ALLSTATE CORPORATION

CONTRIBUTION TO INCOME

	Three Months Ended March 31,
	Est.		Percent
($ in millions, except per share data)	2008	2007	Change

Contribution to income

Operating income before the impact of restructuring and related charges	$746	$1,196	(37.6)
Restructuring and related charges, after-tax	(1)	(1)	—

Operating income	747	1,197	(37.6)

Realized capital gains and losses, after-tax	(425)	305	—
DAC and DSI amortization relating to realized capital gains and losses, after-tax	39	—	—
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(7)	(8)	12.5
(Loss) gain on disposition of operations, after-tax	(6)	1	—

Net income	$348	$1,495	(76.7)

Income per share - Diluted

Operating income before the impact of restructuring and related charges	$1.33	$1.93	(31.1)
Restructuring and related charges, after-tax	—	—	—

Operating income	1.33	1.93	(31.1)

Realized capital gains and losses, after-tax	(0.76)	0.49	—
DAC and DSI amortization relating to realized capital gains and losses, after-tax	0.07	—	—
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(0.01)	(0.01)	—
Loss on disposition of operations, after-tax	(0.01)	—	—

Net income	$0.62	$2.41	(74.3)

THE ALLSTATE CORPORATION

SEGMENT RESULTS

	Three Months Ended March 31,
($ in millions, except ratios)	Est. 2008	2007

Property-Liability
Premiums written	$6,514	$6,609

Premiums earned	$6,764	$6,806
Claims and claims expense	4,676	4,117
Amortization of deferred policy acquisition costs	1,011	1,024
Operating costs and expenses (1)	670	620
Restructuring and related charges	(1)	(1)
Underwriting income	408	1,046

Net investment income	470	491
Periodic settlements and accruals on non-hedge derivative instruments	1	—
Income tax expense on operations	250	475

Operating income	629	1,062

Realized capital gains and losses, after-tax	(125)	287
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(1)	—

Net income	$503	$1,349

Catastrophe losses	$568	$161

Operating ratios:
Claims and claims expense ratio	69.1	60.5
Expense ratio (1)	24.9	24.1
Combined ratio	94.0	84.6

Effect of catastrophe losses on combined ratio	8.4	2.4

Effect of prior year reserve reestimates on combined ratio	1.5	(1.9)

Effect of catastrophe losses included in prior year reserve reestimate on combined ratio	1.7	—

Effect of Discontinued Lines and Coverages on combined ratio	0.1	(0.6)

Allstate Financial
Premiums and deposits	$3,046	$2,628
Investments	$73,023	$77,727

Premiums and contract charges	$452	$483
Net investment income	1,015	1,050
Periodic settlements and accruals on non-hedge derivative instruments	9	12
Contract benefits	397	428
Interest credited to contractholder funds	630	649
Amortization of deferred policy acquisition costs	117	129
Operating costs and expenses	118	105
Income tax expense on operations	71	78

Operating income	143	156

Realized capital gains and losses, after-tax	(281)	15
DAC and DSI amortization relating to realized capital gains and losses, after-tax	39	—
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(6)	(8)
(Loss) gain on disposition of operations, after-tax	(6)	1

Net (loss) income	$(111)	$164

Corporate and Other
Net investment income	$41	$30
Operating costs and expenses	92	74
Income tax benefit on operations	(26)	(23)

Operating loss	(25)	(21)

Realized capital gains and losses, after-tax	(19)	3

Net loss	$(44)	$(18)

Consolidated net income	$348	$1,495

(1)   The increase was due to higher employee compensation, agent remuneration and the net cost of benefits.

THE ALLSTATE CORPORATION

UNDERWRITING RESULTS BY AREA OF BUSINESS

	Three Months Ended March 31,
($ in millions, except ratios)	Est. 2008	2007	Percent Change

Property-Liability Underwriting Summary
Allstate Protection	$415	$1,006	(58.7)
Discontinued Lines and Coverages	(7)	40	(117.5)
Underwriting income	$408	$1,046	(61.0)

Allstate Protection Underwriting Summary
Premiums written	$6,514	$6,609	(1.4)
Premiums earned	$6,764	$6,806	(0.6)
Claims and claims expense	4,671	4,159	12.3
Amortization of deferred policy acquisition costs	1,011	1,024	(1.3)
Operating costs and expenses	668	618	8.1
Restructuring and related charges	(1)	(1)	—
Underwriting income	$415	$1,006	(58.7)

Catastrophe losses	$568	$161	—

Operating ratios:
Claims and claims expense ratio	69.1	61.1
Expense ratio	24.8	24.1
Combined ratio	93.9	85.2

Effect of catastrophe losses on combined ratio	8.4	2.4

Discontinued Lines and Coverages
Underwriting Summary
Premiums written	$—	$—	—
Premiums earned	$—	$—	—
Claims and claims expense	5	(42)	111.9
Operating costs and expenses	2	2	—
Underwriting (loss) income	$(7)	$40	(117.5)

Effect of Discontinued Lines and Coverages on the Property-Liability combined ratio	0.1	(0.6)

THE ALLSTATE CORPORATION

PROPERTY-LIABILITY PREMIUMS WRITTEN BY MARKET SEGMENT

	Three Months Ended March 31,

	Est.		Percent
($ in millions)	2008	2007	Change

Allstate brand
Standard auto	$4,077	$4,051	0.6
Non-standard auto	274	321	(14.6)
Involuntary auto	16	22	(27.3)
Commercial lines	167	194	(13.9)
Homeowners	1,185	1,213	(2.3)
Other personal lines	371	365	1.6

	6,090	6,166	(1.2)
Encompass brand
Standard auto (1)	270	266	1.5
Non-standard auto	12	21	(42.9)
Involuntary auto	3	6	(50.0)
Homeowners	113	123	(8.1)
Other personal lines	26	27	(3.7)

	424	443	(4.3)

Allstate Protection	6,514	6,609	(1.4)

Discontinued Lines and Coverages	—	—	—

Property-Liability	$6,514	$6,609	(1.4)

Allstate Protection
Standard auto	$4,347	$4,317	0.7
Non-standard auto	286	342	(16.4)
Involuntary auto	19	28	(32.1)
Commercial lines	167	194	(13.9)
Homeowners	1,298	1,336	(2.8)
Other personal lines	397	392	1.3

	$6,514	$6,609	(1.4)

(1) Encompass Edge, a new independent agency product, contributed to growth.  It is now available in 16 states.

THE ALLSTATE CORPORATION

PROPERTY-LIABILITY

ANNUAL IMPACT OF NET RATE CHANGES APPROVED ON PREMIUMS WRITTEN (1)

	Three Months Ended March 31, 2008 (Est.)

	Number of
	States	Countrywide (%) (2)	State Specific (%) (3)
Allstate brand
Standard auto	12	0.8	4.5
Non-standard auto	2	0.2	3.0
Homeowners	9	1.3	10.9

Encompass brand
Standard auto	17	0.3	1.4
Non-standard auto	—	—	—
Homeowners	9	0.6	7.5

(1)   Rate increases that are indicated based on a loss trend analysis to achieve a targeted return will continue to be pursued in all locations and for all products.  Rate changes include changes approved based on our net cost of reinsurance.  These rate changes do not reflect initial rates filed for insurance subsidiaries initially writing new business.  Rate changes approved are estimated to total $217 million in premiums written.

(2)   Represents the impact in the states where rate changes were approved during 2008 as a percentage of total countrywide prior year-end premiums written.

(3)   Represents the impact in the states where rate changes were approved during 2008 as a percentage of total prior year-end premiums written in those states.

THE ALLSTATE CORPORATION

ALLSTATE PROTECTION MARKET SEGMENT ANALYSIS

	Three Months Ended March 31,

($ in millions, except ratios)	Est. 2008	2007	Est. 2008	2007	Est. 2008	2007	Est. 2008	2007

					Effect of
					Catastrophe Losses
	Premiums Earned		Loss Ratio (2)		on the Loss Ratio		Expense Ratio

Allstate brand
Standard auto	$4,011	$3,951	65.5	63.6	1.4	0.3	24.1	23.4
Non-standard auto	278	322	65.1	60.3	0.7	—	23.7	21.7
Homeowners	1,426	1,438	80.2	55.2	29.7	8.3	24.6	24.8
Other (1)	592	611	69.6	60.1	10.0	3.6	28.0	26.0

Total Allstate brand	6,307	6,322	69.2	61.2	8.6	2.4	24.6	23.9

Encompass brand
Standard auto (3)	280	284	51.1	64.8	0.4	0.4	26.4	26.4
Non-standard auto	14	22	71.4	77.3	—	—	35.7	22.7
Homeowners	133	142	65.4	49.3	18.8	4.9	30.8	28.9
Other (1) (3)	30	36	220.0	52.8	6.7	2.8	30.0	25.0

Total Encompass brand	457	484	67.0	59.9	6.1	1.9	28.2	26.9

Allstate Protection	$6,764	$6,806	69.1	61.1	8.4	2.4	24.8	24.1

(1)          Other includes commercial lines, condominium, renters, involuntary auto and other personal lines.

(2)          Loss Ratio comparisons are impacted by the relative level of prior year reserve reestimates.  Please refer to the “Effect of Pre—tax Prior Year Reserve Reestimates on the Combined Ratio” table for detailed reserve reestimate information.

(3)          During the first quarter of 2008, $45 million of incurred losses related to IBNR were reclassified from the standard auto line to the other line to be consistent with the recording of excess policies premiums and losses.

THE ALLSTATE CORPORATION

PROPERTY-LIABILITY

EFFECT OF PRE-TAX PRIOR YEAR RESERVE REESTIMATES ON THE COMBINED RATIO

	Three Months Ended March 31,

			Effect of Pre-tax Reserve
	Pre-tax		Reestimates on the
	Reserve Reestimates (1)		Combined Ratio

	Est.		Est.
($ in millions, except ratios)	2008	2007	2008	2007

Auto (3)	$(54)	$(66)	(0.8)	(1.0)
Homeowners	78	(3)	1.1	—
Other (3)	72	(18)	1.1	(0.3)

Allstate Protection (2)	96	(87)	1.4	(1.3)

Discontinued Lines and Coverages	5	(42)	0.1	(0.6)

Property-Liability	$101	$(129)	1.5	(1.9)

Allstate brand	$96	$(79)	1.4	(1.2)
Encompass brand	—	(8)	—	(0.1)

Allstate Protection (2)	$96	$(87)	1.4	(1.3)

(1)          Favorable reserve reestimates are shown in parentheses.

(2)          Unfavorable reserve reestimates included in catastrophe losses totaled $117 million in the three months ended March 31, 2008 and favorable reserve reestimates included in catastrophe losses totaled $6 million in the three months ended March 31, 2007.

(3)          During the first quarter of 2008, $45 million of incurred losses related to IBNR were reclassified from the Encompass standard auto line to the Encompass other line to be consistent with the recording of excess policies premiums and losses.

THE ALLSTATE CORPORATION

ALLSTATE FINANCIAL PREMIUMS AND DEPOSITS

	Three Months Ended March 31,

	Est.		Percent
($ in millions)	2008	2007	Change

Life Products
Interest-sensitive life	$364	$362	0.6
Traditional	89	92	(3.3)
Other	101	89	13.5
	554	543	2.0

Annuities
Indexed annuities	133	141	(5.7)
Fixed deferred annuities	516	480	7.5
Sub-total	649	621	4.5
Fixed immediate annuities	67	152	(55.9)
	716	773	(7.4)

Institutional Products
Funding agreements backing medium-term notes (1)	1,660	1,200	38.3

Bank Deposits	116	112	3.6

Total	$3,046	$2,628	15.9

(1)          Funding agreements backing medium term notes include an issuance during the first quarter of 2008 totaling $1.36 billion of extendible securities with an initial maturity of March 20, 2009 and a final maturity of March 20, 2013. Quarterly, beginning on June 20, 2008, investors have the right to extend the maturity date of all or a portion of these notes by three additional months, up to, and in no event later than, the final maturity date. Additionally, during the first quarter of 2008, Allstate Financial acquired and retired $1.25 billion of its outstanding extendible securities, which had elected to non-extend, in the secondary market.

THE ALLSTATE CORPORATION

ALLSTATE FINANCIAL ANALYSIS OF NET INCOME

	Three Months Ended March 31,

	Est.		Percent
($ in millions)	2008	2007	Change

Benefit spread
Premiums	$198	$242	(18.2)
Cost of insurance contract charges (1)	172	159	8.2
Contract benefits excluding the implied interest on immediate annuities with life contingencies (2)	(259)	(291)	11.0
Benefit spread	111	110	0.9

Investment spread
Net investment income	1,015	1,050	(3.3)
Implied interest on immediate annuities with life contingencies (2)	(138)	(137)	(0.7)
Interest credited to contractholder funds	(624)	(649)	3.9
Investment spread	253	264	(4.2)

Surrender charges and contract maintenance expense fees (1)	82	82	—
Realized capital gains and losses	(432)	23	—
Amortization of deferred policy acquisition costs	(64)	(129)	50.4
Operating costs and expenses	(118)	(105)	(12.4)
Loss on disposition of operations	(9)	—	—
Income tax benefit (expense) on operations	66	(81)	181.5

Net (loss) income	$(111)	$164	(167.7)

Benefit spread by product group
Life insurance	$129	$118	9.3
Annuities	(18)	(8)	(125.0)
Benefit spread	$111	$110	0.9

Investment spread by product group
Annuities	$115	$129	(10.9)
Life insurance	19	19	—
Institutional products	27	25	8.0
Bank	5	4	25.0
Net investment income on investments supporting capital	87	87	—
Investment spread	$253	$264	(4.2)

(1) Reconciliation of contract charges
Cost of insurance contract charges	$172	$159	8.2
Surrender charges and contract maintenance expense fees	82	82	—
Total contract charges	$254	$241	5.4

(2) Reconciliation of contract benefits
Contract benefits excluding the implied interest on immediate annuities with life contingencies	$(259)	$(291)	11.0
Implied interest on immediate annuities with life contingencies	(138)	(137)	(0.7)
Total contract benefits	$(397)	$(428)	7.2

THE ALLSTATE CORPORATION

INVESTMENT RESULTS

	Three Months Ended March 31,

	Est.
($ in millions)	2008	2007

NET INVESTMENT INCOME
Fixed income securities:
Tax exempt	$240	$244
Taxable	1,039	1,102
Equity securities	32	27
Mortgage loans	160	143
Limited partnership interests	60	70
Short-term	40	49
Other	26	45
Investment income	1,597	1,680
Less: Investment expense	71	109
Net investment income	$1,526	$1,571

REALIZED CAPITAL GAINS AND LOSSES (PRE-TAX)
Investment write-downs	$(415)	$(5)
Dispositions	60	450
Valuation of derivative instruments	(325)	(12)
Settlements of derivative instruments	25	38
Realized capital gains and losses (pre-tax)	$(655)	$471

		March 31,	Dec. 31,
		2008 (Est.)	2007
INVESTMENTS
Fixed income securities
Available for sale, at fair value
Tax exempt		$19,149	$19,038
Taxable		68,935	75,413
Total fixed income securities		88,084	94,451
Equity securities, at fair value		4,379	5,257
Mortgage loans		11,107	10,830
Limited partnership interests (1)		2,706	2,501
Short-term		6,572	3,058
Other		2,622	2,883
Total Investments		$115,470	$118,980

FIXED INCOME SECURITIES BY TYPE
U.S. government and agencies		$4,304	$4,421
Municipal		25,041	25,307
Corporate		35,862	38,467
Asset-backed securities		7,297	8,679
Commercial mortgage-backed securities		6,195	7,617
Mortgage-backed securities		6,500	6,959
Foreign government		2,842	2,936
Redeemable preferred stock		43	65
Total fixed income securities		$88,084	$94,451

FIXED INCOME SECURITIES BY CREDIT QUALITY
NAIC Rating	Moody’s Equivalent

1	Aaa/Aa/A	$65,932	$71,458
2	Baa	18,095	18,361
3	Ba	2,599	2,904
4	B	1,045	1,296
5	Caa or lower	362	378
6	In or near default	51	54
Total		$88,084	$94,451

AMORTIZED COST
Fixed income securities
Available for sale, at amortized cost
Tax exempt		$18,865	$18,393
Taxable		70,142	75,102
Total fixed income securities		89,007	93,495
Equity securities, at cost		$3,987	$4,267

(1)   We have commitments to invest in additional limited partnerships totaling $1.8 billion at March 31, 2008.

THE ALLSTATE CORPORATION

COMPONENTS OF REALIZED CAPITAL GAINS AND LOSSES (PRE-TAX)

	Three Months Ended March 31, 2008 (Est.)

	Property-	Allstate	Corporate
($ in millions)	Liability	Financial	and Other	Total

Investment write-downs	$(175)	$(209)	$(31)	$(415)
Dispositions (1)	124	(66)	2	60
Valuation of derivative instruments	(123)	(202)	—	(325)
Settlements of derivative instruments	(20)	45	—	25

Total	$(194)	$(432)	$(29)	$(655)

	Three Months Ended March 31, 2007

	Property-	Allstate	Corporate
($ in millions)	Liability	Financial	and Other	Total

Investment write-downs	$(4)	$(1)	$—	$(5)
Dispositions	411	35	4	450
Valuation of derivative instruments	8	(20)	—	(12)
Settlements of derivative instruments	29	9	—	38

Total	$444	$23	$4	$471

(1)          In the first quarter of 2008, the Company recognized $75 million of losses related to a change in our intent to hold certain securities with unrealized losses until they recover in value. The change in our intent was due to strategic asset allocation strategies and ongoing comprehensive reviews of the Property-Liability and Allstate Financial portfolios as well as a liquidity strategy in Allstate Financial. The Company identified $1.69 billion of securities, which we did not have the intent to hold until recovery to achieve these objectives.

THE ALLSTATE CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	March 31,	December 31,
($ in millions, except par value data)	2008 (Est.)	2007

Assets
Investments
Fixed income securities, at fair value (amortized cost $89,007 and $93,495)	$88,084	$94,451
Equity securities, at fair value (cost $3,987 and $4,267)	4,379	5,257
Mortgage loans	11,107	10,830
Limited partnership interests	2,706	2,501
Short-term	6,572	3,058
Other	2,622	2,883
Total investments (1) (2)	115,470	118,980

Cash	370	422
Premium installment receivables, net	4,851	4,879
Deferred policy acquisition costs	6,275	5,768
Reinsurance recoverables, net	5,828	5,817
Accrued investment income	1,067	1,050
Deferred income taxes	1,307	467
Property and equipment, net	1,025	1,062
Goodwill	825	825
Other assets	2,103	2,209
Separate Accounts	13,132	14,929
Total assets	$152,253	$156,408

Liabilities
Reserve for property-liability insurance claims and claims expense	$18,848	$18,865
Reserve for life-contingent contract benefits	13,214	13,212
Contractholder funds	61,727	61,975
Unearned premiums	10,112	10,409
Claim payments outstanding	761	748
Other liabilities and accrued expenses	8,514	8,779
Short-term debt	2	—
Long-term debt	5,640	5,640
Separate Accounts	13,132	14,929
Total liabilities	131,950	134,557

Shareholders’ equity
Preferred stock, $1 par value, 25 million shares authorized, none issued	—	—
Common stock, $.01 par value, 2.0 billion shares authorized and 900 million issued, 554 million and 563 million shares outstanding	9	9
Additional capital paid-in	3,075	3,052
Retained income (4)	32,902	32,796
Deferred ESOP expense	(49)	(55)
Treasury stock, at cost (346 million and 337 million shares)	(14,997)	(14,574)
Accumulated other comprehensive income:
Unrealized net capital gains and losses (3)	(280)	888
Unrealized foreign currency translation adjustments	63	79
Net funded status of pension and other postretirement benefit obligation (4)	(420)	(344)
Total accumulated other comprehensive (loss) income	(637)	623
Total shareholders’ equity	20,303	21,851
Total liabilities and shareholders’ equity	$152,253	$156,408

(1)          Total investments include $38,469 for Property-Liability, $73,023 for Allstate Financial and $3,978 for Corporate and Other investments at March 31, 2008.  Total investments include $40,905 for Property-Liability, $74,256 for Allstate Financial and $3,819 for Corporate and Other investments at December 31, 2007.

(2)          Pre-tax unrealized net capital gains and losses at March 31, 2008 and December 31, 2007 include net gains and losses on fixed income securities and derivative instruments of $(962) million and $923 million, respectively, and net gains and losses on equity securities of $392 million and $990 million, respectively.

(3)          After-tax unrealized net capital gains and losses at March 31, 2008 and December 31, 2007 include net gains and losses on fixed income securities and derivative instruments of $(539) million and $244 million, respectively, and net gains and losses on equity securities of $259 million and $644 million, respectively.

(4)          As a result of the adoption of SFAS No. 158, the Company recorded a decrease of $13 million, after-tax, to beginning retained income representing the net periodic benefit cost for the period between October 31, 2007 and December 31, 2007, and a decrease of $80 million, after-tax, to beginning net funded status of pension and other postretirement benefit obligations to reflect changes in the fair value of plan assets and the benefit obligations between October 31, 2007 and January 1, 2008 and for amortization of actuarial gains and losses and prior service cost between October 31, 2007 and December 31, 2007.

Investments

Securities Experiencing Illiquid Markets

During the first quarter of 2008, certain financial markets continued to experience decreased liquidity.  We experienced this illiquidity particularly in our asset-backed residential mortgage-backed securities (“ABS RMBS”), asset-backed collateralized debt obligations (“ABS CDO”), Alt-A residential mortgage-backed securities (“Alt-A”) and commercial real estate collateralized debt obligations (“CRE CDO”) portfolios.  These portfolios totaled $4.8 billion, or less than 5% of our total investments at March 31, 2008.  Certain other asset-backed and real estate-backed securities markets experienced illiquidity, but to a lesser degree.

We determine the fair values of securities comprising the illiquid portfolios by obtaining information from an independent third-party valuation service provider and brokers. We confirmed the reasonableness of the fair value of these portfolios as of March 31, 2008 by analyzing available market information including, but not limited to, collateral quality, anticipated cash flows, credit enhancements, default rates, loss severities, the securities’ relative position within their respective capital structures, and credit ratings from statistical rating agencies.

Impairment write-downs for the first quarter of 2008 included write-downs on our Alt-A totaling $89 million, ABS RMBS totaling $35 million and ABS CDO totaling $60 million.

Unrealized net capital losses as of March 31, 2008 included $870 million on the ABS RMBS, $223 million on the Alt-A and $274 million on the CRE CDO.  We continue to believe that the unrealized losses on these securities are not necessarily predictive of the ultimate performance of the underlying collateral.  In the absence of further deterioration in the collateral relative to our positions in the securities’ respective capital structures, which could be other-than-temporary, the unrealized losses should reverse over the remaining lives of the securities.

Information about certain of our collateralized securities and their financial ratings is presented in the table below.

(in millions)	Est. Fair value at March 31, 2008	% to Total Investments	Aaa	Aa	A	Baa	Ba or lower
Mortgage-backed securities
U.S. Agency	$4,253	3.7%	100.0%	—	—	—	—
Prime	1,186	1.0	99.4	0.6%	—	—	—
Alt-A	1,056	0.9	95.1	4.1	0.8%	—	—
Other	5	—	—	100.0	—	—	—
Total Mortgage-backed securities	$6,500	5.6%

Commercial mortgage-backed securities	$5,757	5.0%	80.6	12.8	5.2	1.4%	—
CRE CDO	438	0.4	35.0	30.1	24.4	10.5	—
Total Commercial mortgage-backed securities	$6,195	5.4%

Asset-backed securities
ABS RMBS	$3,335	2.9%	64.7	20.4	6.7	5.9	2.3%
ABS CDO	17	—	—	—	—	35.3	64.7
Total asset-backed securities collateralized by sub- prime residential mortgage loans	3,352	2.9

Other collateralized debt obligations	1,740	1.5	36.5	25.9	26.1	8.2	3.3
Other asset-backed securities	2,205	1.9	69.1	4.7	14.0	10.3	1.9
Total Asset-backed securities	$7,297	6.3%

Alt-A mortgage-backed securities are at fixed or variable rates and include certain securities that are collateralized by residential mortgage loans issued to borrowers with stronger credit profiles than sub-prime borrowers, but who do not qualify for prime financing terms due to high loan-to-value ratios or limited supporting documentation.  Changes during the first quarter of 2008 in our Alt-A holdings and characteristics of the portfolio:

•                  $801 million or 75.9% of the Alt-A holdings were issued during 2005, 2006 and 2007.

•                  We collected $41 million of principal repayments consistent with the expected cash flows.

•                  $89 million of impairment write-downs were recorded due to expected deterioration in the performance of the underlying collateral.

•                  As of March 31, 2008, unrealized losses on Alt-A mortgage-backed securities totaled $223 million.

•                  Fair value represents 82.6% of the amortized cost of these securities.

CRE CDO are investments secured primarily by commercial mortgage-backed securities and other commercial mortgage debt obligations.  These securities are generally less liquid and have a higher risk profile than other commercial mortgage-backed securities.   Changes during the first quarter of 2008 in our CRE CDO holdings and characteristics of the portfolio:

•                  We collected $1 million of principal repayments consistent with the expected cash flows.

•                  We sold $9 million recognizing a loss of $2 million.

•                  There were no impairment write-downs during the first quarter of 2008.

•                  As of March 31, 2008, unrealized losses on CRE CDO totaled $274 million.

•                  Fair value represents 61.5% of the amortized cost of these securities.

ABS RMBS includes securities that are collateralized by mortgage loans issued to borrowers that cannot qualify for prime or Alt-A financing terms due in part to an impaired or limited credit history.  Changes during the first quarter of 2008 in our ABS RMBS holdings and characteristics of the portfolio:

•                  $2.8 billion or 82.8% were issued during 2005, 2006 and 2007, with 73.2% of these securities rated Aaa, 14.4% rated Aa, 3.1% rated A and 9.3% rated Baa or lower.

•      We collected $150 million of principal repayments consistent with the expected cash flows.

•      We sold $19 million upon which we recognized a loss of $17 million.

•                  $35 million of impairment write-downs were recorded due to expected deterioration in the performance of the underlying collateral.

•                  As of March 31, 2008, net unrealized losses on sub-prime RMBS totaled $870 million.

•                  Fair value represents 79.3% of the amortized cost of these securities.

ABS CDO are securities collateralized by a variety of residential mortgage-backed securities and other securities, which may include sub-prime RMBS.  Changes during the first quarter of 2008 in our ABS CDO holdings and characteristics of this portfolio:

•                  $60 million of impairment write-downs were recorded due to expected deterioration in the performance of the underlying collateral.

•                  As of March 31, 2008, unrealized gains on ABS CDO totaled $1 million.

•                  Fair value represents 106.3% of the amortized cost of these securities.

Bond Insurers

Approximately $12.9 billion or 51.6% of our municipal bond portfolio is insured by bond insurers.  Our practices for acquiring and monitoring municipal bonds primarily are based on the quality of the underlying security.  As of March 31, 2008, we believe that the current valuations already reflect a decline in the value of the insurance, and further such declines if any, are not expected to be material.  While the valuation of these holdings may be temporarily impacted by negative and rapidly changing market developments, we continue to have the intent and ability to hold the bonds and expect to receive all of the contractual cash flows.  As of March 31, 2008, 33.1% of our insured municipal bond portfolio was insured by MBIA, 25.1% by AMBAC,

18.8% by FSA and 18.1% by FGIC.  In addition, we hold securities totaling $21 million that were directly issued by these bond insurers.

Auction Rate Securities

Included in our municipal bond portfolio at March 31, 2008 are $2.2 billion of auction rate securities (“ARS”) that have long-term stated maturities, with the interest rate reset based on auctions every 7, 28 or 35 days depending on the specific security.  This is compared to a balance of ARS at December 31, 2007 of $2.6 billion, with the decline representing sales and redemptions during the first quarter of 2008.  Our holdings primarily have a Moody’s equivalent rating of Aaa and fair value is estimated at the corresponding par value based on market observable inputs.  During the first quarter of 2008, all of our ARS holdings experienced failed auctions and we are currently receiving the maximum interest rate.  We anticipate that failed auctions may persist and most of our holdings will continue to reset at the maximum rate.  Auctions continue to be conducted as scheduled for each of the securities.

Realized Capital Gains and Losses Analysis

The net realized capital losses in the quarter were the result of $415 million in impairment writedowns and $300 million related to the settlement and valuation of derivatives, partly offset by $60 million in net realized capital gains from dispositions, including sales related to a reallocation of our mid and small-cap equity portfolio.

Net realized capital losses from impairment writedowns comprised $347 million from fixed income securities, $52 million from equity securities, $13 million from limited partnership interests and $3 million from other investments.  The fixed income securities writedowns were related to residential mortgages and other structured securities.  $246 million of the fixed income writedowns relate to impaired securities that are currently performing in line with anticipated or contractual cash flows, but which were written down primarily because of expected deterioration in the performance of the underlying collateral.  For these securities, there have been no defaults or defaults have occurred lower in the capital structure.  $101 million of the fixed income writedowns are primarily related to securities currently experiencing a significant departure from anticipated residual cash flows.  While $83 million of these fixed income securities writedowns were valued at a significant discount to cost, we believe these securities retain economic value.

Notwithstanding our intent and ability to hold such securities indefinitely, we concluded that we could not reasonably assert that the recovery period would be temporary.

Impairment writedowns for the three months ended March 31, 2008 were as follows:

($ in millions)	Est. 2008
Performing in accordance with anticipated or contractual cash flows
Prime	$(9)
Alt–A
No defaults in underlying collateral	(77)
Defaults lower in capital structure	(12)
Subtotal	(89)
ABS RMBS	(35)
ABS CDO	(60)
Corporate
Mortgage lender	(20)
Bond insurer	(10)
Bond reinsurer – convertible to perpetual security	(20)
Other	(3)
Subtotal	(246)

Departure from anticipated or contractual cash flows
Future cash flows expected –
Residual interest trust security(1)	(82)
Other	(1)
Subtotal	(83)
Future cash flows very uncertain -
Other CDO	(18)
Subtotal	(101)
Total fixed income securities	$(347)
Total equity securities	$(52)
Total limited partnership interests	$(13)
Total other investments	$(3)

(1)          Anticipated cash flow on unwind of trust is extended and contingent on recovery to par of the underlying perpetual preferred.

Net realized capital losses on the valuation and settlement of derivative instruments totaled $300 million for the quarter, primarily comprised $162 million for the valuation of embedded equity options (derivatives) in fixed income securities and $105 million for the valuation of risk reduction programs.

•                  At March 31, 2008, our securities with embedded options totaled $2.1 billion and decreased in fair value from December 31, 2007 by $132 million, primarily comprising a realized capital loss related to the valuation of embedded options of $162 million and an unrealized net capital gain reported in other comprehensive income (“OCI”) of $28 million for the host security.  The change in the fair value of embedded options is bifurcated from the host securities, separately valued and reported in realized capital gains and losses, while the change in value of the host securities is reported in OCI.  Total fair value exceeded total amortized cost by $52 million at March 31, 2008.  Valuation gains and losses are converted into cash for securities with embedded options upon our election to sell these securities.  In the event the economic value of the options is not realized, we will recover the par value if held to maturity.  Total fair value exceeded par value by $84 million at March 31, 2008.

•                  Losses from the risk reduction programs, primarily in our duration management programs, were related to changing interest rates and credit spreads as rates declined during the period.

Realized capital gains and losses from derivatives for the three months ended March 31, 2008 and 2007 were as follows:

($ in millions)	2008			2007	2008 Explanations
	Valuation	Settlements	Total	Total
Risk reduction Property–Liability Portfolio duration management	$—	$(55)	$(55)	$2

Net short interest rate derivatives are used to offset the effects of changing interest rates on a portion of Property–Liability fixed income portfolio which are reported in unrealized net capital gains in OCI.  The 2008 loss resulted from declining interest rates.  Unrealized gains on the fixed income portfolio did not offset these amounts due to widening credit spreads.  The contracts are daily cash settled and can be exited any time for minimal additional cost.

Interest rate spike exposure	(16)	—	(16)	—

Interest rate swaptions contracts acquired in the second half of 2007 with approximately one—year terms that provide an offset to declining fixed income market values resulting from potential rising interest rates.  The contracts protect $21.5 billion of notional principal by limiting the decline in value to $1.5 billion for an increase in risk–free rates greater than approximately 150 basis points above those in effect at inception of the contracts.  The contracts have declined in value due to the decrease in interest rates. If interest rates do not increase above the strike rate, the maximum remaining potential loss in 2008 is limited to the unrecognized cost of $7 million at March 31, 2008.

Hedging unrealized gains on equity securities	—	33	33	(1)

Short S&P futures were primarily used to protect unrealized gains on our equity securities portfolio reported in unrealized net capital gains in accumulated OCI.  The results offset the decline in our unrealized gains on equity securities as equity markets declined in the first quarter.

Foreign currency contracts	(13)	(3)	(16)	—

Allstate Financial Duration gap management	(46)	8	(38)	1

Interest rate caps, floors and swaps are used by Allstate Financial to align interest-rate sensitivities of its assets and liabilities.  The 2008 loss resulted from declining interest rates.  The contracts settle based on differences between current market rates and a contractually specified fixed rate through expiration.  The change in valuation reflects the changing value of expected future settlements, which may vary over the period of the contracts.  The loss should be offset in unrealized gain in OCI to the extent it relates to changes in risk-free rates, however any offset was reduced by widening credit spreads.

Anticipatory hedging	—	37	37	(4)

Futures used to protect investment spread from interest rate changes during mismatches in the timing of cash flows between product sales and the related investment activity.  2008 amounts reflect decreases in risk–free interest rates on a net long position as liability issuances exceeded asset acquisitions.  The contracts are cash settled daily and can be exited at any time for a minimal additional cost.  If the cash flow mismatches are such that a positive net investment position is being hedged, there is an offset for the related investments unrealized gain or loss in OCI.

Hedging of interest rate exposure in annuity contracts	(13)	3	(10)	(5)

Interest rate caps used to hedge the effect of changing crediting rates that are indexed to changes in treasury rates on certain annuity contracts.  The change in valuation reflects the changing value of expected future settlements including the underlying cost to hedge the treasury-rate index feature.  The offset to the product hedging cost is reflected in the base crediting rates on the underlying annuity policies, which is reported in credited interest.  The value of expected future settlements and the associated value of future credited interest, which is reportable in future periods when incurred, decreased due to the decline in interest rates.

Hedge ineffectiveness	(14)	(2)	(16)	(1)

Foreign currency contracts	—	(3)	(3)	—

Other	(24)	3	(21)	4
Total Risk reduction	$(126)	$21	$(105)	$(4)

Income generation
Asset replication – credit exposure

Credit default swaps are used to replicate fixed income securities and to complement the cash market when credit exposure to certain issuers is not available or when the derivative alternative is less expensive than the cash market alternative.  The credit default swaps typically have five–year terms for which we receive periodic premiums through expiration.  The changes in valuation are due to the widening credit spreads, and would only be converted to cash upon disposition or a default on an underlying credit obligation.  Valuation gains and losses will reverse if allowed to expire.

Property–Liability	$(20)	$2	$(18)	$1
Allstate Financial	(17)	2	(15)	—
Total	(37)	4	(33)	1

Asset replication – equity exposure Property– Liability	—	—	—	4

Commodity derivatives – Property–Liability	—	—	—	19
Total Income generation	$(37)	$4	$(33)	$24

($ in millions)	2008			2007	2008 Explanations
	Valuation	Settlements	Total	Total

Accounting
Equity indexed notes – Allstate Financial	$(86)	$—	$(86)	$(4)

Equity–indexed notes are fixed income securities that contain embedded options.  The changes in valuation of the embedded equity indexed call options are reported in realized capital gains and losses.  The results generally track the performance of underlying equity indices.  Valuation gains and losses are converted into cash upon sale.  In the event the economic value of the options is not realized, we will recover the par value if held to maturity.  Fair value exceeded par value by $65 million at March 31, 2008. The following table compares the March 31, 2008 holdings to their December 31, 2007 values.

					($ in millions)	March 31, 2008	March 31, 2008 holdings @ December 31, 2007	Change
					Par value	$800	$800	$—
					Amortized cost of host contract	$500	$497	$3
					Fair value of equity—indexed call option	336	422	(86)
					Total amortized cost	$836	$919	$(83)
					Total Fair value	$865	$924	$(59)
					Unrealized gain/loss	$29	$5	$24

Conversion options in fixed income securities

Convertible bonds are fixed income securities that contain embedded options.  Changes in valuation of the embedded option are reported in realized capital gains and losses.  The results generally track the performance of underlying equity indices.  Valuation gains and losses are converted into cash upon our election to sell these securities.  In the event the economic value of the options is not realized, we will recover the par value if held to maturity.  Fair value exceeded par value by $19 million at March 31, 2008.  The following table compares the March 31, 2008 holdings to their December 31, 2007 values.

Property–Liability	(51)	—	(51)	8
Allstate Financial	(25)	—	(25)	2

Total	(76)	—	(76)	10

					($ in millions)	March 31, 2008	March 31, 2008 holdings @ December 31, 2007	Change
					Par value	$1,231	$1,231	$—
					Amortized cost of host contract	$856	$857	$(1)
					Fair value of conversion option	371	447	(76)
					Total amortized cost	$1,227	$1,304	$(77)
					Total Fair value	$1,250	$1,323	$(73)
					Unrealized gain/loss	$23	$19	$4

Total Accounting	$(162)	$—	$(162)	$6
Total	$(325)	$25	$(300)	$26

The breakout by operating segment for realized capital gains and losses from derivatives for the three months ended March 31, 2008 and 2007, respectively, were as follows:

($ in millions)	Est. 2008	2007
Allstate Financial	$(157)	$(11)
Property–Liability	(143)	37
Corporate and Other	—	—
Total	$(300)	$26

Adoption of SFAS No. 157 “Fair Value Measurements” (“SFAS No. 157”)

We adopted the provisions of SFAS No. 157 as of January 1, 2008 for our financial assets and liabilities that are measured at fair value.

SFAS No. 157:

•                  Defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, and establishes a framework for measuring fair value;

•                  Establishes a three-level hierarchy for fair value measurements based upon the transparency of inputs to the valuation as of the measurement date;

•                  Expands disclosures about financial instruments measured at fair value.

We are responsible for determining the value of the financial assets and liabilities carried at fair value and the supporting assumptions and methodologies.  In certain situations, we employ independent third-party valuation service providers to gather, analyze, and provide market information and derive fair values based upon relevant assumptions and methodologies for individual instruments.  In situations where our valuation service providers are unable to obtain sufficient market observable information upon which to estimate the fair value for a particular security, fair value is determined either by requesting brokers who are knowledgeable about these securities to provide a quote, or internally determined by employing valuation models that are widely accepted in the financial services industry.  We determine if the fair value estimates provided are appropriate based upon our own independent assesment of their values.  Changing market conditions in the first quarter of 2008 were incorporated into valuation assumptions and reflected in the fair values which were validated by calibration and other analytical techniques to available market observable data.

We categorize our financial assets and liabilities measured at fair value based on the priority of the inputs to the valuation technique, into a three-level fair value hierarchy as required by SFAS No. 157. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities which we can access (Level 1); the second highest priority for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in non-active markets, or valuation models whose inputs are observable (Level 2); and the lowest priority to unobservable inputs (Level 3).  If inputs used to measure financial instruments fall within different levels of the fair value hierarchy, the categorization is based on the lowest level input significant to the fair value measurement of the entire instrument.

($ in millions)		Est. March 31, 2008	% to Total

Financial Assets

Level 1:	Includes actively traded exchange listed equity securities in the U.S. and internationally, U.S. Treasury securities, money market funds, certain exchange listed actively traded derivatives.	$5,236	4.5%

Level 2:	Includes fixed income securities: corporate, including certain privately placed, municipal, foreign government, U.S. government and agencies, certain mortgage-backed securities (“MBS”) excluding Alt-A, certain CMBS, and certain ABS with underlying collateral such as credit card and auto loans; commercial paper; certain derivatives that are exchange traded and traded over-the-counter (“OTC”); and preferred stock.	70,764	61.3

Level 3:	Includes privately placed fixed income securities valued by internal models and non-binding broker quotes, ABS RMBS and Alt-A securities valued by third party valuation service providers and certain other securities whose principal valuation input is a non-binding broker quote, including ABS such as collateralized loan obligations (“CLO”), ABS CDO, synthetic collateralized debt obligations, and certain CMBS.	22,679	19.6

	Includes mortgage loans and other investments with impairment writedowns and change in intent dispositions that are held at fair value on a non-recurring basis.	258	0.3

Investments valued at cost, amortized cost and using the equity method		16,533	14.3

Total Investments		$115,470	100.0%

Level 1:	Separate account assets	$13,132

Financial Liabilities

Level 1:		$0

Level 2:	Includes derivatives embedded in equity index annuity contracts sold through the Allstate Financial segment and certain derivatives that are exchange traded and traded OTC.	$490

Level 3:	Includes derivatives associated with contractholder liabilities in the Allstate Financial segment, such as guaranteed minimum accumulation benefits and guaranteed minimum withdrawal benefits related to variable annuity contracts that are reinsured through an unrelated third party. This also includes certain derivatives traded OTC.	$30

	Includes certain reserves related to a closed block of policies expected to be transferred through a future reinsurance agreement to an unrelated third party that are held at fair value on a non-recurring basis.	$87

Privately Placed Fixed Income Securities

Privately placed fixed income securities totaling $16.8 billion are reported in Level 2 and 3 at March 31, 2008.  On $4.7 billion of the portfolio, we received indicative values from our valuation service provider, and they are reported in Level 2 primarily due to the existence of market observable inputs in the form of external ratings from independent third party rating agencies. The $12.1 billion of privately placed fixed income securities included in Level 3 primarily comprise $10.4 billion valued using an internal model and $1.4 billion valued using non-binding valuation broker quotes.  The internally modeled securities are valued based on internal ratings, which are not observable in the market.

Non-Binding Broker Quotes

Where our valuation service providers cannot provide fair value determinations, we obtain non-binding valuation quotes from brokers familiar with the security who may consider transactions or activity in similar securities, as applicable, among other information.  The brokers providing valuation quotes are generally from the brokerage divisions of leading financial institutions with market making, underwriting and distribution expertise.

Definitions of GAAP Operating Ratios and Impacts of Specific Items on the GAAP Operating Ratios

Claims and claims expense (“loss”) ratio is the ratio of claims and claims expense to premiums earned.  Loss ratios include the impact of catastrophe losses.

Expense ratio is the ratio of amortization of DAC, operating costs and expenses and restructuring and related charges to premiums earned.

Combined ratio is the ratio of claims and claims expense, amortization of DAC, operating costs and expenses and restructuring and related charges to premiums earned.  The combined ratio is the sum of the loss ratio and the expense ratio.  The difference between 100% and the combined ratio represents underwriting income (loss) as a percentage of premiums earned.

Effect of Discontinued Lines and Coverages on combined ratio is the ratio of claims and claims expense and other costs and expenses in the Discontinued Lines and Coverages segment to Property-Liability premiums earned.  The sum of the effect of Discontinued Lines and Coverages on the combined ratio and the Allstate Protection combined ratio is equal to the Property-Liability combined ratio.

Effect of catastrophe losses on combined ratio is the percentage of catastrophe losses included in claims and claims expenses to premiums earned.  This ratio includes prior year reserve reestimates.

Effect of prior year reserve reestimates on combined ratio is the percentage of prior year reserve reestimates included in claims and claims expense to premiums earned.  This ratio includes prior year reserve reestimates of catastrophe losses.

Effect of restructuring and related charges on combined ratio is the percentage of restructuring and related charges to premiums earned.

Definitions of Non-GAAP and Operating Measures

We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following non-GAAP financial measures.  Our methods of calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Operating income is net income, excluding:

•      realized capital gains and losses, after-tax, except for periodic settlements and accruals on non-hedge derivative instruments, which are reported with realized capital gains and losses but included in operating income,

•      amortization of DAC and DSI, to the extent they resulted from the recognition of certain realized capital gains and losses,

•      gain (loss) on disposition of operations, after-tax, and

•      adjustments for other significant non-recurring, infrequent or unusual items, when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years, or (b) there has been no similar charge or gain within the prior two years.

Net income is the GAAP measure that is most directly comparable to operating income.

We use operating income as an important measure to evaluate our results of operations.  We believe that the measure provides investors with a valuable measure of the Company’s ongoing performance because it reveals trends in our insurance and financial services business that may be obscured by the net effect of realized capital gains and losses, gain (loss) on disposition of operations and adjustments for other significant non-recurring, infrequent or unusual items.  Realized capital gains and losses and gain (loss) on disposition of operations may vary significantly between periods and are generally driven by business decisions and external economic developments such as capital market conditions, the timing of which is unrelated to the insurance underwriting process.  Consistent with our intent to protect results or earn additional income, operating income includes periodic settlements and accruals on certain derivative instruments that are reported in realized capital gains and losses because they do not qualify for hedge accounting or are not designated as hedges for accounting purposes.  These instruments are used for economic hedges and to replicate fixed income securities, and by including them in operating income, we are appropriately reflecting their trends in our performance and in a manner consistent with the economically hedged investments, product attributes (e.g. net investment income and interest credited to contractholder funds) or replicated investments.  Non-recurring items are excluded because, by their nature, they are not indicative of our business or economic trends.  Accordingly, operating income excludes the effect of items that tend to be highly variable from period to period and highlights the results from ongoing operations and the underlying profitability of our business.  A byproduct of excluding these items to determine operating income is the transparency and understanding of their significance to net income variability and profitability while recognizing these or similar items may recur in subsequent periods.  Operating income is used by management along with the other components of net income to assess our performance. We use adjusted measures of operating income and operating income per diluted share in incentive compensation.  Therefore, we believe it is useful for investors to evaluate net income, operating income and their components separately and in the aggregate when reviewing and evaluating our performance.  We note that investors, financial analysts, financial and business media organizations and rating agencies utilize operating income results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the Company and management’s performance.  We note that the price to earnings multiple commonly used by insurance investors as a forward-looking valuation technique uses operating income as the denominator.  Operating income should not be considered as a substitute for net income and does not reflect the overall profitability of our business.

The following table reconciles operating income and net income (loss) for the three months ended March 31, 2008 and 2007.

	Property-Liability		Allstate Financial		Consolidated		Per diluted share
($ in millions, except per share data)	Est. 2008	2007	Est. 2008	2007	Est. 2008	2007	Est. 2008	2007
Operating income	$629	$1,062	$143	$156	$747	$1,197	$1.33	$1.93

Realized capital gains and losses	(194)	444	(432)	23	(655)	471
Income tax benefit (expense)	69	(157)	151	(8)	230	(166)
Realized capital gains and losses, after-tax	(125)	287	(281)	15	(425)	305	(0.76)	0.49
DAC and DSI amortization relating to realized capital gains and losses, after-tax	—	—	39	—	39	—	0.07	—
Reclassification of periodic settlements and accruals on non- hedge derivative instruments, after- tax	(1)	—	(6)	(8)	(7)	(8)	(0.01)	(0.01)
(Loss) gain on disposition of operations, after-tax	—	—	(6)	1	(6)	1	(0.01)	—
Net income (loss)	$503	$1,349	$(111)	$164	$348	$1,495	$0.62	$2.41

Underwriting income (loss) is calculated as premiums earned, less claims and claims expense (“losses”), amortization of DAC, operating costs and expenses and restructuring and related charges as determined using GAAP.  Management uses this measure in its evaluation of the results of operations to analyze the profitability of our Property-Liability insurance operations separately from investment results.  It is also an integral component of incentive compensation.  It is useful for investors to evaluate the components of income separately and in the aggregate when reviewing performance. Net income is the most directly comparable GAAP measure. Underwriting income (loss) should not be considered as a substitute for net income and does not reflect the overall profitability of our business.  A reconciliation of Property-Liability underwriting income (loss) to net income is provided in the Segment Results table.

Combined ratio excluding the effect of catastrophes is a non-GAAP ratio, which is computed as the difference between two GAAP operating ratios:  the combined ratio and the effect of catastrophes on the combined ratio.  The most directly comparable GAAP measure is the combined ratio.  We believe that this ratio is useful to investors and it is used by management to reveal the trends in our Property-Liability business that may be obscured by catastrophe losses.  These catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude and can have a significant impact on the combined ratio.  We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance.  The combined ratio excluding the effect of catastrophes should not be considered a substitute for the combined ratio and does not reflect the overall underwriting profitability of our business.  A reconciliation of combined ratio excluding the effect of catastrophes to combined ratio is provided in the Property-Liability Highlights section of the Consolidated and Segments Highlights table.

Combined ratio excluding the effect of catastrophes and prior year reserve reestimates (“underlying combined ratio”) is a non-GAAP ratio, which is computed as the difference between three GAAP operating ratios: the combined ratio, the effect of catastrophes on the combined ratio and the effect of prior year reserve reestimates on the combined ratio.  The most directly comparable GAAP measure is the combined ratio.  We believe that this ratio is useful to investors and it is used by management to reveal the trends in our Property-Liability business that may be obscured by catastrophe losses and prior year reserve reestimates.  These catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude and can have a significant impact on the combined ratio.  Prior year reserve reestimates are caused by unexpected loss development on historical reserves.  We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance.  We also provide it to facilitate a comparison to our outlook on the 2008 combined ratio excluding the effect of catastrophe losses and prior year reserve reestimates.  The combined ratio excluding the effect of catastrophes and prior year reserve reestimates should not be considered a substitute for the combined ratio and does not reflect the overall underwriting profitability of our business.  A reconciliation of combined ratio excluding the effect of catastrophes and prior year reserve reestimates to combined ratio is provided in the Property-Liability Highlights section of the Consolidated and Segments Highlights table.

In this press release, we provide our outlook on the 2008 combined ratio excluding the effect of catastrophe losses and prior year reserve reestimates.  A reconciliation of this measure to the combined ratio is not possible on a forward-looking basis because it is not possible to provide a reliable forecast of catastrophes.  Future prior year reserve reestimates are expected to be zero because reserves are determined based on our best estimate of ultimate loss reserves as of the reporting date.

Operating income return on equity is a ratio that uses a non-GAAP measure. It is calculated by dividing the rolling 12-month operating income by the average of shareholders’ equity at the beginning and at the end of the 12-months, after excluding the effect of unrealized net capital gains and losses. Return on equity is the most directly comparable GAAP measure.  We use operating income as the numerator for the same reasons we use operating income, as discussed above.  We use average shareholders’ equity excluding the effect of unrealized net capital gains and losses for the denominator as a representation of shareholder’s equity primarily attributable to the Company’s earned and realized business operations because it eliminates the effect of items that are unrealized and vary significantly between periods due to external economic developments such as capital market conditions like changes in equity prices and interest rates, the amount and timing of which are unrelated to the insurance underwriting process.  We use it to supplement our evaluation of net income and return on equity because it excludes the effect of items that tend to be highly variable from period to period. We believe that this measure is useful to investors and that it provides a valuable tool for investors when considered along with net income return on equity because it eliminates the effect of items that can fluctuate significantly from period to period and that are driven by economic developments, the magnitude and timing of which are generally not influenced by management: the after-tax effects of realized and unrealized net capital gains and losses, and the cumulative effect of change in accounting principle.  In addition, it eliminates non-recurring items that are not indicative of our ongoing business or economic trends. A byproduct of excluding the items noted above to determine operating income return on equity from return on equity is the transparency and understanding of their significance to return on equity variability and profitability while recognizing these or similar items may recur in subsequent periods.  Therefore, we believe it is useful for investors to have operating income return on equity and return on equity when evaluating our performance.  We note that investors, financial analysts, financial and business media organizations and rating agencies utilize operating income return on equity results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the Company and management’s utilization of capital.  Operating income return on equity should not be considered as a substitute for return on equity and does not reflect the overall profitability of our business.

The following table shows the reconciliation.

($ in millions)	For the twelve months ended March 31,
	Est. 2008	2007
Return on equity
Numerator:
Net income	$3,489	$5,073
Denominator:
Beginning shareholders’ equity	22,491	20,545
Ending shareholders’ equity	20,303	22,491
Average shareholders’ equity	$21,397	$21,518

Return on equity	16.3%	23.6%

	For the twelve months ended March 31,
	Est. 2008	2007
Operating income return on equity
Numerator:
Operating income	$3,413	$4,781

Denominator:
Beginning shareholders’ equity	22,491	20,545
Unrealized net capital gains and losses	2,058	1,634
Adjusted beginning shareholders’ equity	20,433	18,911
Ending shareholders’ equity	20,303	22,491
Unrealized net capital gains and losses	(280)	2,058
Adjusted ending shareholders’ equity	20,583	20,433
Average adjusted shareholders’ equity	$20,508	$19,672
Operating income return on equity	16.6%	24.3%

Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities, is a ratio that uses a non-GAAP measure.  It is calculated by dividing shareholders’ equity after excluding the impact of unrealized net capital gains and losses on fixed income securities and related DAC and life insurance reserves by total shares outstanding plus dilutive potential shares outstanding.  Book value per share is the most directly comparable GAAP measure.

We use the trend in book value per share, excluding unrealized net capital gains and losses on fixed income securities, in conjunction with book value per share to identify and analyze the change in net worth attributable to management efforts between periods.  We believe the non-GAAP ratio is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period and are generally driven by economic developments, primarily capital market conditions, the magnitude and timing of which are generally not influenced by management, and we believe it enhances understanding and comparability of performance by highlighting underlying business activity and profitability drivers.  We note that book value per share, excluding unrealized net capital gains and losses on fixed income securities, is a measure commonly used by insurance investors as a valuation technique.  Book value per share, excluding unrealized net capital gains and losses on fixed income securities, should not be considered as a substitute for book value per share, and does not reflect the recorded net worth of our business.  The following table shows the reconciliation.

	As of March 31,
($ in millions, except per share data)	Est. 2008	2007

Book value per share
Numerator:
Shareholders’ equity	$20,303	$22,491
Denominator:
Shares outstanding and dilutive potential shares outstanding	557.0	615.5
Book value per share	$36.45	$36.54

Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities
Numerator:
Shareholders’ equity	$20,303	$22,491
Unrealized net capital gains and losses on fixed income securities	(514)	991
Adjusted shareholders’ equity	$20,817	$21,500
Denominator:
Shares outstanding and dilutive potential shares outstanding	557.0	615.5
Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities	$37.37	$34.93

Operating Measures

We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following operating financial measures.  Our method of calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Premiums written is the amount of premiums charged for policies issued during a fiscal period.  Premiums earned is a GAAP measure.  Premiums are considered earned and are included in financial results on a pro-rata basis over the policy period.  The portion of premiums written applicable to the unexpired terms of the policies is recorded as unearned premiums on our Consolidated Statements of Financial Position.  A reconciliation of premiums written to premiums earned is presented in the following table.

	Three Months Ended March 31,
($ in millions)	Est. 2008	2007
Premiums written	$6,514	$6,609
Decrease in Property-Liability unearned premiums	294	203
Other	(44)	(6)
Premiums earned	$6,764	$6,806

Premiums and deposits is an operating measure that we use to analyze production trends for Allstate Financial sales.  It includes premiums on insurance policies and annuities and all deposits and other funds received from customers on deposit-type products including the net new deposits of Allstate Bank, which we account for under GAAP as increases to liabilities rather than as revenue.

The following table illustrates where premiums and deposits are reflected in the consolidated financial statements.

	Three Months Ended March 31,
($ in millions)	Est. 2008	2007
Total premiums and deposits	$3,046	$2,628
Deposits to contractholder funds	(2,824)	(2,363)
Deposits to separate accounts	(33)	(33)
Change in unearned premiums and other adjustments	9	10
Life and annuity premiums (1)	$198	$242

(1)          Life and annuity contract charges in the amount of est. $254 million and $241 million for the three months ended March 31, 2008 and 2007, respectively, which are also revenues recognized for GAAP, have been excluded from the table above, but are a component of the Consolidated Statements of Operations line item life and annuity premiums and contract charges.

New sales of financial products by Allstate exclusive agencies is an operating measure that we use to quantify the current year sales of financial products by the Allstate Agency proprietary distribution channel.  New sales of financial products by Allstate exclusive agencies includes sales of Allstate Financial products such as annual premiums on new life insurance policies, annual premiums on Allstate Workplace Division products, premiums and deposits on fixed annuities, net new deposits in the Allstate Bank, sales of Allstate Financial-issued variable annuities, and sales of products by non-affiliated issuers such as mutual funds and Prudential-issued variable annuities.  New sales of financial products by Allstate exclusive agencies exclude renewal premiums on life insurance policies.  New sales of financial products by Allstate exclusive agencies for the three months ended March 31, 2008 and 2007 are presented in the following table.

	Three Months Ended March 31,
($ in millions)	Est. 2008	2007
Allstate Financial products (excluding variable annuities)	$224	$205
Allstate Financial variable annuities	5	11
Non-affiliated products	364	379
Total	$593	$595

Forward-Looking Statements and Risk Factors

This press release contains forward-looking statements about our outlook for the combined ratio excluding the effect of catastrophes and prior year reserve reestimates for 2008, expectation for write-downs in our ABS RMBS, ABS CDO, Alt-A and CRE CDO securities portfolios, impact on the value of our portfolios of a rating downgrade by a bond insurer and expectation for anticipated or contractual cash flows in our prime, Alt-A, ABS RMBS, ABS CDO and corporate securities portfolios.  These statements are subject to the Private Securities Litigation Reform Act of 1995 and are based on management’s estimates, assumptions and projections.  Actual results may differ materially from those projected based on the risk factors described below.

•                  Premiums earned, the denominator of the combined ratio excluding the effect of catastrophes and prior year reserve reestimates for 2008, may be materially less than projected.  Adjustments to our business structure, size and underwriting practices in markets with significant catastrophe risk exposure may impact homeowners premium growth rates and retention more adversely than we expect.  In addition, due to the diminished potential for cross-selling opportunities, new business growth in our auto lines could be lower than expected.  Our ability to capture the costs of our catastrophe reinsurance program through rate increases may not be entirely successful due to regulatory restrictions or policyholder attrition resulting in a lower amount of insurance in force.

•                  Auto and homeowners frequencies or severities may be higher than anticipated levels due to unexpected trends or events such as severe weather.

•                  The cost of the catastrophe reinsurance that we intend to purchase for Florida for the 2008 hurricane season may be more than we have estimated.

•                  Changes in mortgage delinquency or recovery rates, agency ratings, bond insurer strength or rating, the quality of service provided by service providers and the anticipated or contractual cash flows on securities in our prime, ABS RMBS, ABS CDO, Alt-A, CRE CDO corporate securities portfolios, as well as the effects of bond insurer strength on the value of our municipal bond portfolio, could lead us to reconsider our payment outlook and determine that write-downs are appropriate in the future.

We undertake no obligation to publicly correct or update any forward-looking statements.  This press release contains unaudited financial information.

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer. Widely known through the “You’re In Good Hands With Allstate®” slogan, Allstate helps individuals in approximately 17 million households protect what they have today and better prepare for tomorrow through approximately 14,900 exclusive agencies and financial representatives in the U.S. and Canada. Customers can access Allstate products and services such as auto insurance and homeowners insurance through Allstate agencies, or in select states at allstate.com and 1-800 Allstate®. Encompass® and Deerbrook® Insurance brand property and casualty products are sold exclusively through independent agents. The Allstate Financial Group provides life insurance, supplemental accident and health insurance, annuity, banking and retirement products designed for individual, institutional and worksite customers that are distributed through Allstate agencies, independent agencies, financial institutions and broker-dealers.

Contact:
Rich Halberg	Robert Block, Larry Moews
Media Relations	Investor Relations
(847) 402-5600	(847) 402-2800

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